Exhibit 95

MINE SAFETY DISCLOSURES

NACCO Industries, Inc. and its wholly owned subsidiaries (the “Company”) believes that The North American Coal Corporation and its affiliated coal companies (collectively, “NACoal”) is an industry leader in safety. NACoal has health and safety programs in place that include extensive employee training, accident prevention, workplace inspection, emergency response, accident investigation, regulatory compliance and min-by-mine health and safety analyses. The objectives for NACoal's programs are to eliminate workplace incidents, comply with all mining-related regulations and provide support for both regulators and the industry to improve mine safety.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the Securities and Exchange Commission. The operation of NACoal's mines is subject to regulation by the Federal Mine Safety and Health Administration ("MSHA") under the Federal Mine Safety and Health Act of 1977 (the "Mine Act"). MSHA inspects NACoal's mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The Company has presented information below regarding certain mining safety and health matters for NACoal's mining operations for the year ended December 31, 2012. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and from mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes vacated.

During the year ended December 31, 2012, neither NACoal's current mining operations nor Bellaire's closed mines: (i) were assessed any Mine Act section 104(d) citations or orders for an alleged unwarrantable failure (i.e., aggravated conduct constituting more than ordinary negligence) to comply with a mining safety standard or regulation; (ii) were assessed any Mine Act section 110(b)(2) penalties for failure to correct the subject matter of a Mine Act section 104(a) citation within the specified time period, which failure was deemed flagrant (i.e., reckless or repeated failure to make reasonable efforts to eliminate a known violation that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury); (iii) received any Mine Act section 107(a) imminent danger orders to immediately remove miners; or (iv) received any MSHA written notices under Mine Act section 104(e) of a pattern of violation of mandatory health or safety standards or of the potential to have such a pattern. In addition, there were no fatalities at NACoal's mining operations or Bellaire's closed mines during the year ended December 31, 2012.

The following table sets forth the total number of specific citations and orders, the total dollar value of the proposed civil penalty assessments that were issued by MSHA, the total number of legal actions initiated and resolved before the Federal Mine Safety and Health Review Commission ("FMSHRC") during the year ended December 31, 2012, and the total number of legal actions pending before the FMSHRC at December 31, 2012, pursuant to the Mine Act, by individual mine at NACoal:

Name of Mine or Quarry (1)	Mine Act Section 104 Significant & Substantial Citations (2)	Total Dollar Value of Proposed MSHA Assessments (3)	Number of Legal Actions Initiated before the FMSHRC for the year ended at December 31, 2012	Number of Legal Actions Pending before the FMSHRC at December 31, 2012 (3)

MLMC (Red Hills Mine)	—	$—	—	—
Coteau (Freedom Mine)	—	262	—	—
Falkirk (Falkirk Mine)	1	1,547	—	—
Sabine (South Hallsville No. 1 Mine)	2	2,983	2	2
Demery (Five Forks Mine)	—	—	—	—
Caddo Creek (Marshall Mine)	—	—	—	—
Camino Real (Eagle Pass Mine)	—	—	—	—
Liberty (Liberty Mine)	—	—	—	—
Reed Minerals: (4)
Fishtrap Mine	1	285	—	—
Jap Creek Mine	3	1,276	—	—
Burton Bend Mine	5	1,521	—	—
Lindbergh Mine	—	—	—	—
Florida Limerock Operations:	—	—	—	—
White Rock Quarry - North	—	—	—	—
White Rock Quarry - South	—	—	—	—
Krome Quarry	—	—	—	—
Alico Quarry	—	—	—	—
FEC Quarry	—	100	—	—
SCL Quarry	—	—	—	—
Card Sound Quarry	—	—	—	—
Pennsuco Quarry	—	—	—	—

Total	12	$7,974	2	2

(1) Bellaire's closed mines are not included in the table above and did not receive any of the indicated citations.
(2) Mine Act section 104(a) significant and substantial citations are for alleged violations of a mining safety standard or regulation where there exists a reasonable likelihood that the hazard contributed to or will result in an injury or illness of a reasonably serious nature.
(3) Sabine contested a citation received in 2011 and $787 of the proposed assessments, which related to proposed penalties. This matter was resolved by settlement in February 2013.
(4) On August 31, 2012, NACoal acquired, through a wholly owned subsidiary, four related companies - Reed Minerals, Inc., Reed Hauling Inc., C&H Mining Company, Inc. and Reed Management, LLC - from members of and entities controlled by the Reed family. All significant and substantial citations and proposed MSHA assessments related to the Fishtrap and Jap Creek mines were incurred prior to August 31, 2012. Of the significant and substantial citations and MSHA assessments at the Burton Bend mine, two citations totaling $768 were incurred prior to August 31, 2012.